Exhibit 99.2

SOHU.COM

FIRST QUARTER 2006 EARNINGS REPORT CONFERENCE CALL

Conference Call Script

SOHU’s management team will host a conference call at 8:00 PM EDT, April 26, 2006 (or 8:00 AM, April 27, 2006 Beijing/Hong Kong time) following the quarterly results announcement.

To listen to the conference call, please use the dial in numbers below:

CHINA A Toll Free Number: +1 0800 744 0091

CHINA B Toll Free Number: +1 0800 440 0091

HONG KONG Toll Number: +852 3002 8537

USA Toll Number: +1 800 257 2182/ +1 303 262 2130

No passcode needed.

Speaker dial in: +1 800 257 3401/+ 1 303 262 2131 – No passcode needed

Operator: Turns over call to Ingrid

Ingrid

Thank you for joining Sohu.com to discuss our First Quarter 2006 Results. On the call today are:

Dr. Charles Zhang, Chairman of the Board and CEO, and

Ms. Carol Yu, Chief Financial Officer.

Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue, online games and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Thank you for your patience. Now, let me turn the call over to Dr. Charles Zhang, Chairman and CEO.

Charles?

Charles:

Welcome to Sohu’s first quarter 2006 financial results call. I am happy to report that we have started fiscal year 2006 on a strong note with our core advertising business experiencing solid growth and our non-advertising business ramping up nicely.

Whereas 2005 was a year where Sohu experienced growing strength in China’s online advertising sector after placing a heavy emphasis on the core advertising business, 2006 has shown that this momentum has continued at a solid pace. We look to further grow our business through expanding our content offerings with strategic partnerships and continuing our development and rollout of our own innovative products and services to drive traffic and usage on the Sohu family of sites.

Now, I would like to discuss highlights for the first quarter.

Despite being a seasonally weak quarter, we achieved another record total revenues of $31.3 million dollars for the first quarter 2006, growing 3% sequentially and 32% year-on-year, exceeding company guidance.

Let me discuss the progress of our main business lines:

Advertising

Overall, we experienced a healthy quarter in advertising. Advertising revenues for the first quarter were $20.1 million dollars, down 1% quarter on quarter and up 35% year on year, exceeding our guidance.

Brand advertising revenues were $16.7 million dollars, representing a sequential decline of 1% and year on year increase of 38%. Sponsored search accounted for $3.4 million dollars, representing a sequential increase of 1% and year on year increase of 26%.

In brand advertising, revenues were primarily driven by heavy spending sectors such as automobile, information technology and real estate. We are pleased to see increased monetization of our new products. Revenue from Chinaren and new community based products such as BBS, blogs and picture gallery increased by around 60% sequentially. There has been growing momentum in the more recent quarters and expect this to continue going forward.

At Sohu, we are always looking for new and innovative ways to attract more users to our sites and extend the power of the Sohu brand. During the first quarter, we made significant re-investments to add to our content offerings and also improve our products, adding more differentiated content in the form of streaming video.

In connection with this, I would also like to highlight:

•	First, on the major international sports events front, we are taking strides towards becoming a leading online sports content provider in China with Sohu’s Olympics sponsorship role and now with Sohu’s partnership roles surrounding the FIFA 2006 World Cup – all while still maintaining a higher gross margin than that of our major competitor.

As we move closer to the Beijing 2008 Olympics, we have increased our interaction with the Olympics partnership and sponsorship community of potential advertisers, especially surrounding the recent winter Olympics in Turin. We also provided extensive coverage of the event on our Sports Channel.

In a quest to further enhance our sports content, we have been investing aggressively and smartly to provide premier and differentiated content of the upcoming World Cup event.

In March, we were chosen by SMGBB.cn, a subsidiary of Shanghai Media Group, to be an exclusive portal partner in delivering exclusive 2006 World Cup broadband internet video content to Chinese internet users and football fans.

In addition, earlier this week, we announced a partnership with Sony BMG which allows Sohu.com to be able to exclusively offer a full range of music and video products of the 2006 World Cup official music via online and wireless capabilities.

We view both these relationships as Sohu’s further commitment to providing the best and most exclusive content to its growing user base and also a testament to Sohu’s leading global brand presence capable of providing well sought after content for extremely high profile international events.

Similar to our expectation that the impact of the Olympics will become more fully magnified as the Beijing 2008 Olympics approaches, we expect the World Cup to be an important revenue contributor in the late second quarter and early third quarter when the event takes place.

•	Second, Sohu’s family of sites and innovative products continue to attract more traffic, increase stickiness and lead to more effective monetization with brand advertisers.

With more than 1000 content partners and unique products, Sohu’s combined family of web sites continues to rank No. 1 in page views amongst ALL Chinese Internet portal companies, according to Alexa.com. As of March 2006, Sohu family traffic was 102% of our major competitor, in terms of page views. Traffic of our portal site, sohu.com, represented 72% of that of our major competitor. We also continue to have higher stickiness with approximately 11 page views per user vs. our competitor’s 10.

As an integral part of our strategy, we have focused on developing our community based products, such as Chinaren alumni club, BBS, picture gallery and blogs. This has proven to be successful as traffic to these products has increased nicely since the launch of these products. We will continue to invest and broaden our new product portfolio, such as photo albums, in order to grow on an already existing solid base and to increasingly monetize these products going forward.

In sponsored search, the 1% sequential growth and 26% year on year growth was driven by continued improvements to the Sogou search product itself and a more concentrated effort in marketing and promoting the Sogou brand.

We have followed the successful launch of Sogou 2.5 in November 2005 with additional product and feature enhancements. We launched a new picture search capability in February 2006 and added an improved seamless map search function in March 2006, both of which will further enhance the overall search experience.

In addition, our innovative Sogou marketing campaign, such as Sogou Supergirl Contest and our national “Spokesdog” Search continues to generate buzz throughout China. Both of these events are cost effective and creative marketing initiatives to promote the Sogou brand in the most meaningful way to reach the mass Chinese online population. We strive to make Sogou the search engine of choice, custom-tailored to the needs of the Chinese community.

With continuous product improvements combined with an effective marketing campaign, Sogou has continued to experience robust traffic growth in the first quarter, increasing over 50% from the previous quarter according to our internal statistics.

Overall, we remain confident that there will be strong growth for our core advertising business over the next few years. The branding effect from the Olympic sponsorship and other high profile international events such as the World Cup will have an increasingly significant impact on our ability to attract more advertisers as the overall online advertising market in China grows. We will also continue to focus on developing and fine-tuning our search product given the increasingly competitive search environment in order to best position Sogou as one of the leading search engines in China.

For the full fiscal year 2006, we remain confident in reaching our full year advertising revenue growth target of 25% year-on-year as we see continued healthy growth in brand advertising and sponsored search.

Turning to our wireless business, while our focus remains on our core advertising business, we have been pleased to see a continued pickup in our wireless business, with 10% sequential and 34% year-on-year growth in the first quarter to $8.0 million dollars. This represents the fifth consecutive quarter of growth in our wireless business which has been achieved entirely through organic means with NO substantial increase in promotional expenses or reinvestment.

During the next quarter, we will be able to leverage our content partnerships such as with Sony BMG to allow us to offer a full range of music and video products of the 2006 World Cup official music via wireless services which will contribute more to our Ring Back Tone and WAP revenues. We will also be working more closely with China Mobile to jointly promote our efforts in integrated marketing of RBT and WAP services for the World Cup official music. Through these partnerships, we believe we will be able to more effectively promote Sohu’s World Cup music products to China’s broad mobile user population.

In early April, one of the mobile network operators issued a new policy applicable for all SPs, in which it set price ceilings for SMS monthly fees or per message subscription fees. This became effective on April 17, 2006 and will likely reduce our SMS revenue from this mobile network operator. However, for the second quarter 2006, we expect the negative impact of this new policy on SMS revenue to be offset by positive contributions resulting from the World Cup event.

As we have previously stated, we believe it is important for Sohu to maintain a presence on the wireless side, and more specifically in WAP, in anticipation of the imminent launch of 3G mobile network in China and the burgeoning market that it will bring. Our WAP portal launched in December 2005 continues to see strong sequential traffic growth of 30% in the first quarter.

We will continue to capitalize on Sohu’s comprehensive content strength from our portal and family of websites so that we can take full advantage of complementary wireless revenue opportunities. In short, our business divisions are well-aligned and well-positioned to achieve our growth objectives.

With that, I would now like to turn the call over to our CFO, Carol Yu, for a financial review.

Carol:

Thank you Charles. I would like to take this opportunity to discuss some key financials for the first quarter 2006.

I. Revenues

We are pleased to report strong record revenues of $31.3 million for the first quarter which exceeded our guidance.

1. Advertising

With advertising revenues of $20.1 million, we experienced a marginal sequential decline of 1% and a year-on-year increase of 35%.

For our search revenues, bid-listing revenues accounted for 30% of our total sponsored search revenue, unchanged from the previous quarter.

2. Wireless:

We have been pleased to see a continued steady recovery of this business. Wireless revenues were $8.0 million, up 10% quarter-on-quarter and 34% year-on-year.

Let me give you a breakdown of wireless revenues for the first quarter:

SMS revenues increased 13% sequentially to $4.7 million after certain technical problems with one of the operator were resolved in the previous quarter.

WAP revenues grew 12% sequentially to $2.5 million, mainly due to product enhancement and better ranking on the Monternet platform.

MMS, IVR and Ring Back Tone services accounted for $0.8 million in total as compared to $0.9 million in the previous quarter.

3. Other revenues:

Our other revenues mainly included online game revenues which grew 23% sequentially and 54% year-on-year to $2.1 million. The growth was primary driven by the increase of sales of virtual goods in the games.

II. Turning to our gross margins:

Starting from January 1, 2006, share-based compensation expenses are charged to cost of revenues and operating expenses following the adoption of Statement of Financial Accounting Standard 123R. Total share-based compensation expenses for first quarter was $1.7 million. We believe excluding such expense from our non-GAAP financial measure of net income makes a more meaningful comparison of our operation results and improve user’s understanding of our performance, hence we use non-GAAP measures below to explain margin, cost and expense items.

Overall non-GAAP gross margin for the first quarter was 66%, unchanged from 66% in the previous quarter and down from 68% in the first quarter of 2005.

Advertising non-GAAP gross margin was 75%, up from 74% in the previous quarter, but down from 78% in the same period last year. Brand advertising non-GAAP gross margin was 76%, up from 75% in the previous quarter but down from 77% in same period last year. Sponsored search non-GAAP gross margin was 69%, up from 68% in the previous quarter but down from 82% in the same period last year.

Non-advertising non-GAAP gross margin was 51%, an improvement from 50% for the prior quarter, but down from 52% in the first quarter of last year.

III. Operating expenses

For the first quarter, Sohu’s non-GAAP operating expenses totaled $13.0 million, down 9% from previous quarter but up 20% year-on-year. The quarter-to-quarter decrease was primarily due to a one time accounting adjustment regarding an accrual of sales commission during 2005 Q4. Year on year increase primarily related to costs associated with our Olympics sponsorship role and personnel costs.

IV. Operating Margin

Non-GAAP operating margin for the first quarter was 25%, up from 19% in the previous quarter and 23% in the same period last year. GAAP operating margin for the first quarter was 19%.

V. Income tax expense

Starting 2006, the applicable PRC income tax rate for most of our operating entities in the PRC have increased to 7.5%, due to the expiration of income tax holiday. For the first quarter, income tax expense totaled $0.4 million.

VI. Net Income

Non-GAAP net income for the first quarter was $7.8 million or 20 cents per fully diluted share. This compares to net income of $8.9 million or 23 cents per fully diluted share for the previous quarter and $5.7 million or 15 cents per fully diluted share for first quarter of 2005. GAAP net income for the first quarter 2006 was $6.0 million or 16 cents per fully diluted share.

VII. Balance Sheet.

Let me now make a few comments on the Balance Sheet.

As of March 31, 2006, Sohu’s cash, cash equivalents and investments in marketable debt securities was $137 million, compared to $133 million as of end of last quarter and $129 million as of March 31, 2005.

As of March 31, 2006, our net accounts receivable balance was $24.9 million, an increase of $5.6 million as compared to last quarter. This includes $17.8 million related to our advertising business and $7.1 million related to our wireless business. During the first quarter, we collected sales proceeds totaling $15.5 million for our advertising business. Our DSO for the first quarter was 76 days compared to 62 days in the previous quarter. First quarter advertising DSO was 89 days, compared to 77 days for the fourth quarter. Because we typically receive advertising sales proceeds from third party advertising agencies in the second and fourth quarters based on agency contracts, we normally have higher advertising DSO in the first and third quarters. We continue to closely monitor our accounts receivable.

As of March 31, 2006, our bad debt provision amounted to $1.5 million, compared to $1.2 million as of December 31, 2005. While we consider this level of bad debt provision to be still relatively low as compared to our level of advertising sales, we continue to remain prudent in our revenue recognition policy and strengthening our credit extension.

VIII. And finally, our Business Outlook

You will find detailed guidance for the second quarter 2006 in our earnings release, but I would like to highlight:

1)	Sohu estimates total revenues for second quarter 2006 to be between US$31.5 million to US$33.5 million, with advertising revenues of US$21.5 million to US$22.5 million and non-advertising revenues of US$10 million to US$11 million;

2)	Sohu estimates non-GAAP fully diluted earnings per share for the second quarter of 2006, to be between US$0.20 and US$0.22; and

3)	Assuming no new grants of share-based awards, Sohu estimates the share-based compensation expense for the second quarter of 2006, to be between US$1.2 million to US$1.3 million. This expense will reduce Sohu’s fully diluted GAAP earnings per share by US$0.03 to US$0.04.

In summary, we are pleased with our first quarter 2006 results and believe we are well positioned for further growth. Our healthy brand advertising business combined with a steadily improving search product further supplemented by stable growth on the wireless side are all positive factors as we look ahead. We view the World Cup as a near term growth driver and the Olympic sponsorship as a longer term growth catalyst. We strive to brand Sohu as a leading online international sports content provider and global online news and entertainment provider.

We look forward to providing everyone with more updates of our successes for the remainder of 2006 and take this opportunity to thank everyone for their interest and continued support in Sohu’s vision.

That concludes my presentation. Thank you for your attention. I would like to now open the floor for questions. Operator?

(Q&A Session)

Ingrid- Closing Remarks

We would like to thank everyone for participating in today’s call. Please feel free to contact us with any additional questions that you may have. Thank you.